Exhibit 99.1

Virtusa Announces First Quarter Fiscal 2011 Financial Results

•                  First quarter fiscal 2011 revenue of $51.4 million increased 38% year-over-year.  Sequentially, first quarter fiscal 2011 revenue increased 8%

•                  First quarter fiscal 2011 EPS was $0.13 compared to $0.11 in the first quarter fiscal 2010

•                  Commenced work with 5 new clients in the first quarter fiscal 2011

Westborough, MA — (July 28, 2010) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported financial results for the first quarter fiscal year 2011, ended June 30, 2010, inclusive of the acquisitions of both InSource, LLC and ConVista Consulting, LLC that closed on November 4, 2009 and February 1, 2010, respectively.

First Quarter Fiscal 2011 Financial Results

Revenue for the first quarter of fiscal 2011 was $51.4 million, an increase of 38% year-over-year and 8% sequentially.  On a constant currency basis (1), first quarter revenue increased 39% year-over-year and 8% sequentially.

Virtusa reported income from operations of $3.1 million for the first quarter of both fiscal 2011 and 2010, and $3.2 million for the fourth quarter of fiscal 2010.

Net income for the first quarter of fiscal 2011 was $3.1 million, or $0.13 per diluted share, compared to $2.6 million, or $0.11 per diluted share, for the first quarter of fiscal 2010, and $3.6 million, or $0.15 per diluted share, for the fourth quarter of fiscal 2010.

The Company ended the first quarter of fiscal 2011 with $89.9 million of cash, cash equivalents, short-term investments and long-term investments (2).

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are pleased with our performance in the first quarter, which showed increased demand for our solutions and service offerings.”  Mr. Canekeratne continued, “Clients continue to spend on IT rationalization initiatives to improve efficiencies and time to market. Today, these savings are being reinvested to fund growth initiatives, and our solutions-led, consultative platforming approach enables us to capture opportunities across a broad range of programs.”

Ranjan Kalia, Chief Financial Officer, said, “The momentum we gained exiting fiscal year 2010 continued into our first quarter fiscal 2011 as evidenced by our strong revenue growth.” Mr. Kalia added, “As we enter the second quarter of fiscal year 2011, we have increased confidence in our business and are raising our revenue guidance for the full fiscal year 2011.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Second quarter 2011 revenue is expected to be in the range of $51.5 to $53.6 million, with diluted EPS of $0.13 to $0.17.

•                  Fiscal year 2011 revenue is expected to be in the range of $206 to $216 million, with diluted EPS of $0.59 to $0.73.

The Company’s second quarter and fiscal year 2011 diluted EPS estimates assume an average share count of approximately 24.6 million (assuming no further exercises of stock-based awards) and assumes a stock price of $10.70, which was derived from the average closing price of the Company’s stock over the five trading days ended on July 27, 2010.  Deviations from this stock price may cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, July 28, 2010 at 5:00 pm Eastern time to discuss the Company’s first quarter 2011 financial results, current financial guidance and other corporate developments.   To access this call, dial 877-591-4956 (domestic) or 719-325-4895 (international).  A replay of this conference call will be available through August 4, 2010 at 888-203-1112 (domestic) or 719-457-0820 (international).  The replay passcode is 1409277.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa Corporation

Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides high-value services that enhance clients’ business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States, the United Kingdom, the Netherlands and Hungary, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

(1)           To determine year-over-year constant currency revenue for the Company’s first quarter of fiscal 2011, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended June 30, 2009 of 1.56 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended June 30, 2010 of 1.49 U.S. dollars to U.K. pounds sterling.  To determine sequential revenue change in constant currency for the Company’s first quarter of fiscal 2011, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended March 31, 2010 of 1.54 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended June 30, 2010 of 1.49 U.S. dollars to U.K. pounds sterling.

(2)           The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be the most meaningful indicator of the Company’s liquidity. All of the Company’s investments, other than certain auction-rate securities, are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Regulation G by the Securities and Exchange Commission. Virtusa presents constant currency revenue to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote (1) above for further detail).  Virtusa also presents a reconciliation of its cash, cash equivalents, short term and long term investments which it believes provides insight into its cash position and overall liquidity (see footnote (2) above for further detail).   While Virtusa’s management believes that these non-GAAP revenue measures and cash reconciliation presentations are useful in evaluating Virtusa’s revenue and cash position and overall liquidity, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of our business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Virtusa’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things:  Virtusa’s ability to assimilate and integrate the operations of InSource, LLC and ConVista Consulting, LLC; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition-related charges; Virtusa’s ability to achieve expected synergies and operating efficiencies in the acquisitions within expected time-frames or at all; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to expand its business or effectively manage growth; restrictions on immigration or changes in immigration laws; the loss of any key member of Virtusa’s senior management team, increasing competition in the IT services outsourcing industry; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to attract and retain clients and meet their expectations; Virtusa’s ability to sustain profitability or maintain profitable engagements; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar and the U.K. pound sterling; and the volatility of the market price of Virtusa’s common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2010	March 31, 2010

Assets:
Cash and cash equivalents	$35,568	$43,851
Short-term investments	32,402	27,820
Accounts receivable, net	38,795	31,160
Unbilled accounts receivable	5,761	6,123
Prepaid expenses	4,875	3,451
Deferred income taxes	907	540
Restricted cash	4,025	3,225
Other current assets	6,151	7,100
Total current assets	128,484	123,270

Property and equipment, net	25,564	24,525
Long-term investments	21,940	24,309
Long-term restricted cash	358	953
Deferred income taxes	5,927	5,865
Goodwill	19,090	19,090
Intangible assets, net	11,870	12,697
Other long-term assets	4,129	5,164
Total assets	$217,362	$215,873

Liabilities:
Accounts payable	$6,887	$6,769
Accrued employee compensation and benefits	9,524	8,949
Accrued expenses and other current liabilities	12,903	13,575
Deferred revenue	886	685
Income taxes payable	897	925
Total current liabilities	31,097	30,903
Other long-term liabilities	3,022	3,176
Total liabilities	34,119	34,079

Stockholders’ equity	183,243	181,794
Total liabilities and stockholders’ equity	$217,362	$215,873

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended
	June 30,
	2010	2009

Revenue	$51,403	$37,368
Costs of revenue	31,887	20,871
Gross profit	19,516	16,497
Total operating expenses	16,420	13,401

Income from operations	3,096	3,096

Other income (expense):
Interest income	367	421
Foreign currency transaction gains (losses)	(163)	(652)
Other, net	(42)	104
Total other income (expense)	162	(127)

Income before income tax expense	3,258	2,969
Income tax expense	206	340

Net income	$3,052	$2,629

Net income per share of common stock:
Basic	$0.13	$0.11
Diluted	$0.13	$0.11
Weighted average number of common shares outstanding
Basic	23,504,271	22,918,858
Diluted	24,418,734	23,741,889

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	June 30,
	2010	2009
Cash flows provided by operating activities:
Net income	$3,052	$2,629
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	2,134	1,206
Share-based compensation expense	894	864
Deferred income taxes, net	—	(164)
Foreign currency losses, net	163	652
Net changes in operating assets and liabilities:
Accounts receivable, net	(7,822)	3,519
Prepaid expenses and other current assets	(1,788)	1,125
Other long-term assets	419	(413)
Accounts payable	232	(2,666)
Accrued employee compensation and benefits	612	(1,089)
Accrued expenses and other current liabilities	680	(1,452)
Deferred revenue	201	(470)
Excess tax benefits from stock option exercises	—	(45)
Income taxes payable	37	629
Other long-term liabilities	(1,283)	(189)
Net cash provided by (used for) operating activities	(2,469)	4,136
Cash flows provided by (used for) investing activities:
Purchase of short-term investments	(7,700)	(926)
Proceeds from sale or maturity of short-term investments	9,783	8,400
Purchase of long-term investments	(7,081)	(10,626)
Proceeds from sale or maturity of long-term investments	2,607	2,000
Purchase of property and equipment	(3,029)	(668)
Decrease (increase) in restricted cash	(171)	2,699
Net cash provided by (used for) investing activities	(5,591)	879
Cash flows provided by (used for) financing activities:
Proceeds from exercise of common stock options	418	1,206
Excess tax benefits from stock option exercises	—	45
Principal payments on capital lease obligation	(527)	(4)
Net cash provided by (used for) financing activities	(109)	1,247
Effect of exchange rate changes on cash and cash equivalents	(114)	1,563
Net increase (decrease) in cash and cash equivalents	(8,283)	7,825
Cash and cash equivalents, beginning of period	43,851	55,698
Cash and cash equivalents, end of period	$35,568	$63,523

Supplemental Non-GAAP Financial Information as of June, 2010 and 2009

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$35,568	$63,523

Short-term investments	32,402	21,828
Long-term investments	21,940	31,321
Total short-term and long-term investments, end of period	54,342	53,149

Total cash and cash equivalents, short-term investments and long-term investments	$89,910	$116,672

Media Contact:

Liz Shulof
Greenough Communications
617-275-6522
lshulof@greenoughcom.com

Investor Contact:

Staci Strauss Mortenson

ICR

staci.mortenson@icrinc.com, 203-682-8273